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EXHIBIT 10.3 - EMPLOYMENT AGREEMENT OF ROBERT A. SPIGNO EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into effective the 2 day of October, 1995, by and between Conectisys, Inc., a Colorado corporation ("CONECTISYS"), ("Employer"), and Robert A. Spigno ("Employee").

WITNESSETH:

WHEREAS, Employer is a corporation, duly organized under the laws of the state of Colorado; and

WHEREAS, Employee has expertise in Employer's business which is engaged in the business of high technology and light manufacturer; and

WHEREAS, Employer desires to employ Employee, and Employee desires to accept employment with Employer upon the terms and conditions herein set forth; and

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and intending to be legally bound hereby, the parties mutually agree as follows:

1.Employment and Term Employer hereby employs Employee and Employee hereby accepts employment from Employer to perform the duties set forth below, for an initial term of three (3) years, subject to the farther provisions of this Agreement, and thereafter shall be automatically extended for subsequent five
(5) year terms unless terminated as provided herein. Employee's employment hereunder shall be continued thereafter from term to term until either party shall give one hundred eighty (180) days prior written notice of termination. Notwithstanding the foregoing, this Agreement may be sooner terminated as provided in Paragraph 8 hereof.

2. Duties. Employee shall devote his full time and efforts to the business of Employer, and shall be a an officer of Conectisys, holding the titles of, Chairman of the Board of Directors, President and Chief Executive Officer, performing the duties of such offices for Employer. Employee shall further have the power and authority to nominate the persons of Employee's choosing to constitute the remaining members of Conectisys's Board of Directors and the officers.

3.Compensation. During the initial term of this Agreement, Employee shall receive as compensation for his services, an annual base salary of One Hundred Twenty-five Thousand Dollars ($125,000). During the subsequent terms of employment under this agreement, Employer shall negotiate Employee's annual base salary in good faith; provided, however, that Employer shall pay Employee an annual base salary in such subsequent terms of employment in an amount no less than the annual base salary paid Employee during the initial term hereunder. Employee shall further receive a bonus, paid at year end, equal to fifteen percent (15%) of all net profits before taxes earned by Conectisys. Employee shall have an option to purchase up to 500,000 shares of Conectisys Corporation restricted stock under rule 144 at a cost of Sixty (60%) of the average market value during the prior 180 days of trading; this option shall remain open for five (5) years with an option to renew said option for an additional five (5) years.

4.Fringe Benefits. Employer shall provide Employee with health care and medical insurance coverage by Conectisys Corporation and shall be entitled to participate in all qualified or unqualified employee benefit plans subject only to those prerequisites required of other officers and employees. Employee shall receive such other fringe benefits as Employer may determine from time to time in its sole discretion. Employee shall be entitled to six (6) weeks paid vacation each year. If Employee is unable to perform Employee's duties by reason of illness or incapacity for a consecutive period of more than two weeks, the compensation payable after the aforesaid period shall be Seven Thousand Dollars ($7,000) per month. Upon return to full employment, full compensation shall be reinstated. If Employee is unable to perform or is absent from employment for a period of more than eighteen (18), months, Employer may terminate this Employment Agreement, without further cause.


5.Reimbursement for expenses. Employer shall reimburse Employee for all ordinary and reasonable expenses incurred by Employee in connection with the business of Employer, Reimbursement shall be made to Employee by Employer no later than within thirty (30) business days following Employee's submittal to Employer of a reasonable itemization and documentation of such expenses incurred by Employee within the prior approval procedures established by the employer through Conectisys.

6.Employer's Documents. Employee shall upon termination of employment with Employer, for any reason whatsoever, deliver to Employer any and all records, forms, manuals, notebooks, instructional materials, contracts, lists of names or other customer data and any other documents, computer software or the like which have come into Employee's possession by reason of employment with Employer or which Employee holds for Employer, irrespective of whether or not any of said items were prepared by Employee, and Employee shall not retain memoranda or copies of any said items; nor shall Employee disclose such records forms, contracts lists or names or other customer data or trade secrets to any other person, firm or entity, either before or after termination of employment with Employer.

7.Disclosure of Information. Employee recognizes and acknowledges that Employer's documents, techniques, procedures and processes as they exist from time to time, are valuable, special and unique assets of Employers business. Employee ,will not, during the term of employment or after the termination thereof, carry away, utilize or disclose any of the technique, procedures, processes or any of the information contained in said Employees documents or computer data or any part thereof to any person, firm, corporation, association or other entity for any reason for purpose whatsoever. In the event of a breach or threatened breach by Employee of the provisions of this paragraph, Employer shall be entitled to injunction restraining Employee from disclosing or utilizing, in whole or in part, any of the above information. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

8.Termination of Employment. Employer may not terminate Employee's employment hereunder during the initial period, except for cause, as defined herein. Thereafter, either party hereto may terminate this Agreement without cause upon one hundred eighty (180) days written notice to the other party.

a. Termination for Cause - By Employer. Employer may terminate this Agreement for cause, which shall be defined as:

i.In the event that Employee refuses to carry out the reasonable and lawful directions of Employer or Employee shall defraud Employer, embezzle funds of Employer, engage in willful misconduct, proven fraud or dishonesty in the performance of Employee's duties hereunder;


ii. In the event that Employee breaches any of the covenants contained in this Agreeme3nt and such breach has not been cured to the reasonable satisfaction of Employer; or

iii.In the event that Employee is materially incapacitated from performing Employee's duties hereunder by reason of illness or other disability, but only in the event that such incapacity or disability continues for a continuous period of at least Eighteen (18) months.

iv.Employee's failure to follow Employer's the rules and regulations regarding non-disclosure and disclosure of Employer's trade secrets.

b. Termination for cause-By Employee . Employee may terminate this Agreement for cause, which shall be defined as being in the event that Employer breaches any of the covenants contained in this Agreement and such breach has not been cured to the reasonable satisfaction of Employee.


c.Termination on Death of Employee. This Agreement shall terminate upon the death of Employee.

d.Severance Pay. In the event of the termination for cause of Employee as provided in this Agreement, Employee shall not receive any severance or termination pay, except for salary, bonuses and benefits accrued or earned, but unpaid as of the date of Employee's termination. In the event of termination by employer for any other reason as provided herein, Employee shall receive, at the time of termination, a lump sum severance payment, in addition to salary, bonuses and benefits accrued or earned, but unpaid as of the date of Employee's termination, in an amount equal to Employee's salary and benefits payable under the terms hereof for a period of one hundred eighty (180) days. All stock options are vested and are irrevocable at the start of this agreement. In the event that termination for cause pursuant to Section 8(a)(i) occurs then all stock options are automatically revoked upon discovery.

9.Notice. All demands, notices and other communications to be given hereunder shall be in writing and shall be deemed received when personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid, and addressed as follows:

Employee:Robert A. Spigno
Conectisys, Inc.
7260 Spigno Place
Agua Dulce, CA. 91350

Employer:Conectisys, Inc.
7260 Spigno Place
Agua Dulce, CA. 91350

or at such other address the parties may from time to time designate by written notice hereunder.

10. Waiver. Waiver by Employer of a breach of any provision of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

11. Assignment. All rights and obligations under this Agreement shall be personal to Employee and shall not be assignable by Employee. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns.

12. Confidentiality of this Agreement. Employer and employee agree to keep and maintain the terms and provisions of this agreement absolutely confidential and shall not disclose its terms to any person or entity.

13. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of Colorado. Venue for any legal action arising from this Agreement shall lie only in Los Angeles County, California.

14.Heading's. Any headings preceding the text of the paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

15.Saving Clause. If any provision or clause of his Agreement, or application thereof to any person or circumstances is held invalid or unlawful, such invalidity or unlawfulness shall not effect any other provision or cause of this Agreement or application thereof which can be given effect without the invalid or unlawful provision, clause or application.

16.Entire Agreement. This Agreement contains the entire understanding between the parties hereto. There have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof No changes, modifications or alterations of any of the terms and provisions, contained in this Agreement, shall be effective unless changed, modified, or altered in writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


Employee:___________________________________
ROBERT A. SPIGNO


Employer:___________________________________
RICHARD DOWLER
CFO